UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 11, 2020

GALERA THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39114	46-1454898
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2 W. Liberty Blvd #100

Malvern, PA 19355

(Address of principal executive offices) (Zip Code)

(610) 725-1500

(Registrant’s telephone number, include area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	GRTX	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01.	Entry into a Material Definitive Agreement.

On May 11, 2020, Galera Therapeutics, Inc. (the “Company”) and Clarus IV Galera Royalty AIV, L.P. (the “Purchaser”) entered into Amendment No. 1 (the “Amendment”) to the Amended and Restated Purchase and Sale Agreement, dated November 14, 2018, by and among the Company, the Purchaser and the other parties thereto (the “Royalty Agreement”), which was filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on October 11, 2019. The Purchaser is affiliated with Blackstone Life Sciences (“Blackstone”), successor in interest to Clarus Ventures.

Under the Royalty Agreement, Blackstone previously agreed to pay the Company, in the aggregate, up to $80.0 million (the “Royalty Purchase Price”), in four tranches of $20.0 million each upon the achievement of specified clinical milestones in the Company’s Phase 3 ROMAN Trial. The Amendment increased the Royalty Purchase Price by $37.5 million to a total of $117.5 million by increasing the fourth tranche from $20.0 million to $37.5 million (the “Fourth Milestone Tranche”) and adding a new $20.0 million tranche upon the achievement of an additional clinical enrollment milestone (the “New Milestone Tranche”).

Pursuant to the Royalty Agreement, as amended by the Amendment, in connection with the payment of each tranche of the Royalty Purchase Price, the Company has agreed to sell, convey, transfer and assign to Blackstone all of its right, title and interest in a high single-digit percentage of (i) worldwide net sales of avasopasem and GC4711 (the “Products”) and (ii) all amounts received by the Company or its affiliates, licensees and sublicensees with respect to Product-related damages (collectively, the “Product Payments”) during the Royalty Period. The Royalty Period means, on a Product-by-Product and country-by-country basis, the period of time commencing on the commercial launch of such Product in such country and ending on the latest to occur of (i) the 12th anniversary of such commercial launch, (ii) the expiration of all valid claims of the Company’s patents covering such Product in such country, and (iii) the expiration of regulatory data protection or market exclusivity or similar regulatory protection afforded by the health authorities in such country, to the extent such protection or exclusivity effectively prevents generic versions of such Product from entering the market in such country.

The amended Royalty Agreement will remain in effect until the date on which the aggregate amount of the Product Payments paid to Blackstone exceeds a fixed single-digit multiple of the actual amount of the Royalty Purchase Price received by the Company, unless earlier terminated pursuant to the mutual written agreement of the Company and Blackstone.

On May 11, 2020, as partial consideration for the Amendment, the Company and the Purchaser entered into a warrant purchase agreement (the “Purchase Agreement”) pursuant to which the Company issued two warrants (the “Warrants”) to the Purchaser to purchase an aggregate of 550,661 shares (the “Warrant Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), at an exercise price equal to $13.62 per share, subject to customary adjustments for stock splits, stock combinations and similar transactions. The first warrant is exercisable for 256,975 of the Warrant Shares and will become exercisable on payment of the Fourth Milestone Tranche and the second warrant is exercisable for 293,686 of the Warrant Shares and will become exercisable on payment of the New Milestone Tranche. The Warrants expire six years after the initial exercise date of each respective warrant.

Under the Purchase Agreement, the Company has provided the Purchaser with customary “piggyback” registration rights, allowing the Purchaser to include the Warrant Shares in certain “shelf” or “resale” registration statements of the Company filed under the Securities Act of 1933, as amended (the “Securities Act”), subject to certain limitations. The Purchase Agreement contains customary indemnification and procedural terms.

The issuance of the Warrants is exempt from registration pursuant to Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder, as a transaction by an issuer not involving a public offering. The Purchaser has acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends have been affixed to the securities issued in this transaction.

Item 3.02.	Unregistered Sales of Equity Securities.

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GALERA THERAPEUTICS, INC.

Date: May 12, 2020	By:	/s/ J. Mel Sorensen, M.D.
J. Mel Sorensen, M.D.
President and Chief Executive Officer